UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2003

GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Item 5. Other Events and Required FD Disclosure.

     In its Quarterly Report on Form 10-Q for the period ended June 30, 2003, Gaylord Entertainment Company (the “Company”) presented certain information concerning Revenue per Available Room (RevPAR) in Management’s Discussion and Analysis of Financial Condition and Results of Operations. Because of a mathematical error, the number presented for RevPAR at the Gaylord Palms Resort & Convention Center (the “Gaylord Palms”) for the six months ended June 30, 2003 was incorrect. The correct number of $142.64 is presented in the table below. All other numbers in the table were correct and the correct number for RevPAR at the Gaylord Palms for the 2003 six-month period could have been computed from information contained in the table by multiplying occupancy by average daily rate for the period.

     The Company considers RevPAR to be a meaningful indicator of our hospitality segment performance because it measures the period over period change in room revenues. The Company calculates RevPAR by dividing room sales for comparable properties by room nights available to guests for the period. RevPAR is not comparable to similarly titled measures such as revenues. Occupancy, average daily rate and RevPAR for Gaylord Opryland and Gaylord Palms, subsequent to its January 2002 opening, are shown in the following table.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Gaylord Opryland
Occupancy	68.20%	67.50%	73.00%	66.10%
Average Daily Rate	$138.29	$139.68	$136.60	$139.72
RevPAR	$94.35	$94.21	$99.77	$92.37
Gaylord Palms
Occupancy	82.40%	64.80%	79.40%	68.00%
Average Daily Rate	$171.26	$177.02	$179.61	$178.71
RevPAR	$141.15	$114.66	$142.64	$121.53

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

     The following exhibits are furnished pursuant to Items 9 and 12 of Form 8-K:

99.1	Press Release dated October 17, 2003.
99.2	Press Release dated October 17, 2003.

Item 9. Regulation FD Disclosure.

     The Company announced today that it intends to offer, through a private placement, subject to market and other conditions, $225 million in aggregate principal amount of senior notes due 2013. The announcement is set forth in the press release furnished herewith as Exhibit 99.1.

Item 12. Results of Operations and Financial Condition.

     The Company issued a press release announcing its expected financial results for the quarter ended September 30, 2003. The Company also announced that it is seeking certain amendments to its senior secured credit facility. A copy of the press release is furnished herewith as Exhibit 99.2.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAYLORD ENTERTAINMENT COMPANY

Date: October 17, 2003	By:	/s/ Carter R. Todd

Name: Carter R. Todd Title: Senior Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 17, 2003.
99.2	Press Release dated October 17, 2003.

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